FORM 4                                                      OMB APPROVAL
                                                    ----------------------------
                                                    OMB NUMBER:  3235-0287
                                                    Expires:  December 31, 2001
                                                    Estimated average burden
                                                    hours per response...... 0.5
                                                    ----------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Savoy                            William            D.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   c/o Charter Communications, Inc.
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                                    (Street)

   12405 Powerscourt Drive
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   (City)                           (State)              (Zip)

   St. Louis                         MO                  63131
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Charter Communications, Inc. - CHTR

________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     June 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                      2.            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Transaction   Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Date          (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     (Month/Day/   ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Year)          Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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


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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                      10.
                                                                                                          9.          Owner-
                                                                                                          Number      ship
                                                                                                          of          Form
               2.                                                                                         Deriv-      of
               Conver-                    5.                              7.                              ative       Deriv- 11.
               sion                       Number of                       Title and Amount                Secur-      ative  Nature
               or                         Derivative    6.                of Underlying     8.            ities       Secur- of
               Exer-             4.       Securities    Date              Securities        Price         Bene-       ity:   In-
               cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of            ficially    Direct direct
               Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-        Owned       (D) or Bene-
1.             of       action   Code     of(D)         (Month/Day/Year)            Amount  ative         at End      In-    ficial
Title of       Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-        of          direct Owner-
Derivative     ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity           Month       (I)    ship
Security       Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.       (Instr.     (Instr.(Instr.
(Instr. 3)     ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)            4)          4)     4)
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
               $21.56   6/26/02   P       $2,500,000    Immed.   10/15/05 Class A   115,955 $1,402,534.72 $2,500,000  D
5.75%                                                                     Common
Convertible                                  (1)                          Stock                  (2)
Sr. Notes
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
(1)   Aggregate face value.
(2)   Aggregate purchase price.



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15. U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



/s/ William D. Savoy                                          July 2, 2002
---------------------------------------------            -----------------------
        William D. Savoy
      **Signature of Reporting Person

                                                                          Page 2
                                                                 SEC 1474 (7-96)